As filed with the Securities and Exchange Commission on February 3, 1999

                                                      Registration No. 333-68541

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                           HEMISPHERX BIOPHARMA, INC.
                         (Name of Issuer in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

            ________________________________________________________
            (Primary Standard Industrial Classification Code Number)

                                   52-0845822
                      (I.R.S. Employee Identification No.)

                              --------------------

                               1617 JFK Boulevard
                        Philadelphia, Pennsylvania 19103
                                 (215) 988-0080

          (Address and telephone number of principal executive offices and principal place of business)

                              --------------------

                William A. Carter, M.D., Chief Executive Officer
                           Hemispherx Biopharma, Inc.
                               1617 JFK Boulevard
                        Philadelphia, Pennsylvania 19103
                                 (215) 988-0080

            (Name, address and telephone number of agent for service)

                        Copies of all communications to:
                            Michael H. Freedman, Esq.
                   Silverman, Collura, Chernis & Balzano, P.C.
                        381 Park Avenue South, Suite 1601
                            New York, New York 10016
                                 (212) 779-8600

      Approximate date of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement as determined by the Selling Securityholders.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

==============================================================================================
                                            Proposed         Proposed
                                            Maximum          Maximum
Title of Each Class of       Amount to be   Offering Price   Aggregate        Amount of
Securities to be Registered  Registered(1)  Per Share(2)     Offering Price   Registration Fee
----------------------------------------------------------------------------------------------
Common Stock(3)                750,000         $6.50          $4,875,000       $1,477.27
----------------------------------------------------------------------------------------------
Common Stock(4)                250,000         $6.50          $1,625,000         $492.42
----------------------------------------------------------------------------------------------
TOTAL                        1,000,000                        $6,500,000       $1,969.70
==============================================================================================

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, there are also being registered such indeterminate number of additional shares of common stock as may become issuable upon exercise of warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Common stock price per share calculated in accordance with Rule 457(c) of the Securities Act using the last sale price for the common stock on December 7, 1998.

(3)   Common stock held by selling securityholders.

(4)   Common stock underlying warrants held by the selling securityholder.

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                  DATED FEBRUARY 3, 1999 SUBJECT TO COMPLETION

                           HEMISPHERX BIOPHARMA, INC.

                        1,000,000 shares of common stock

                        ---------------------------------

      Value Management and Research may sell up to 1,000,000 shares of Hemispherx Biopharma common stock, as described herein under "Plan of Distribution."

      Hemispherx Biopharma will not receive any proceeds from this offering.

                        --------------------------------

      Please see the Risk Factors beginning on page 8 to read about certain factors you should consider before buying shares of common stock.

                         -------------------------------

      Hemispherx Biopharma's common stock and class A warrants are listed on the American Stock Exchange ("AMEX") under the symbols HEB and HEB/WS, respectively. The reported last sale price on AMEX on February 2, 1999 was $6.125 and $2.4375, respectively.

      The mailing address of our principal executive offices is 1617 JFK Boulevard, Philadelphia, Pennsylvania 19103, and the telephone number is (215) 988-0080.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is February ___, 1999

                               PROSPECTUS SUMMARY


      The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere or incorporated by reference elsewhere in this Prospectus, including information under "Risk Factors."

                                   THE COMPANY

      We have developed a large body of knowledge in the development and testing of therapeutic products based on genetic technologies. Ampligen, our lead compound, is in advanced human clinical development for various therapeutic indications. Ampligen has been clinically evaluated in over 350 patients for different therapeutic indications. The clinical profile that is emerging from these studies is that the drug acts as an antiviral agent against a large number of different viruses, it can stimulate the immune system and it is generally well tolerated.

      We are currently conducting Phase III human clinical trials for the therapeutic treatment of myalgic encephalomyelitis, also known as chronic fatigue syndrome. Phase III trials are the final drug testing phase for approval by the U.S. Food and Drug Administration. Ampligen is also being investigated for the treatment of HIV infection. Other disease indications, including hepatitis B and certain cancers, are targeted for further investigation. Clinical trials conducted in the early 1990's indicate that Ampligen may have potential in the treatment of metastatic renal cell cancer and malignant melanoma. We plan to explore the possibility of partnerships for the further development in the treatment of these diseases.

      We expect to continue our research and clinical efforts for the next several years with significant benefit accruing as a result of certain revenues expected from various cost recovery treatment programs, notably in Canada, Belgium and the United States. Cost recovery treatment programs allow us to charge patients for the cost of Ampligen. We are also pursuing similar programs in other countries, especially within the European Union where our resources have been substantially increased with respect to pursuing regulatory approvals.

      As part of our research and development activities, we have entered into various collaborative and sponsored research agreements with researchers, universities and government agencies. We believe that these agreements provide us with access to physicians and scientists with expertise in the fields of clinical medicine, virology, molecular biology, biochemistry, immunology and cellular biology.

      Our policy is to file or license patent applications on a worldwide basis to protect technology, inventories and improvements that are considered important to the development of our business. Over the years, we have secured a significant patent estate consisting of more than 25 issued U.S. patents and over 300 derivative international filings. Nine additional U.S. patent filings are pending along with their international counterparts. Included is a large set of issued patents and patent applications from Temple University which have been licensed by us on an exclusive basis.

      The development of our products has required and will continue to require the commitment of substantial resources to conduct the time-consuming research, preclinical development, and clinical trials necessary to bring pharmaceutical products to market and establish commercial production and marketing capabilities. Accordingly, we may need to raise additional funds through additional equity or debt financing, collaborative arrangements with corporate partners, off balance sheet financing or form other sources in order to complete the necessary clinical trials and the regulatory approval processes and begin commercializing our products.


Product Development


      In the second quarter of 1998, we began recruiting clinical investigators and chronic fatigue syndrome patients to participate in the Phase III clinical study of Ampligen in the treatment of persons suffering from chronic fatigue syndrome. We have a target of eventually enrolling 230 patients with the severely debilitating form of chronic fatigue syndrome. As of January 1999, we had engaged the services of six clinical investigators to start enrolling patients in the Phase III chronic fatigue syndrome. We expect to engage the services of eight to ten investigators in total by the end of March 1999. Chronic fatigue syndrome patients who are not eligible for the Phase III trial in the United States may seek treatment under the chronic fatigue syndrome cost recovery treatment program now authorized by the Food and Drug Administration.

Cost Recovery Programs

      In the first quarter of 1998, the Food and Drug Administration authorized expansion of the chronic fatigue syndrome cost recovery treatment program. Treatment with cost recovery has been ongoing since mid-1997 under the auspices of the Food and Drug Administration. Under this protocol, the enrolled patients pay for the Ampligen administered, which totals about $7,000 for a 24 week treatment course.

      At the end of October 1998, physicians were also treating patients in Belgium and Austria pursuant to chronic fatigue syndrome cost recovery treatment programs. The Belgian program was initiated in 1994. Since inception, we have treated over 60 patients in the Belgian program, which is similar to the cost recovery treatment program now in process in the United States. We are currently reviewing the records of new patients for possible inclusion in the Belgian program. A chronic fatigue syndrome cost recovery program was initiated in Austria in September 1998. A similar chronic fatigue syndrome cost recovery treatment program is ongoing in Canada.

Manufacturing


      In 1994, we entered into an agreement with Bioclones, Ltd., a subsidiary of South African Breweries, Ltd., with respect to the co-development of various genetic drugs, including Ampligen ("Bioclones Agreement"). The Bioclones Agreement provided for the formation of Ribotech, Ltd. Ribotech was formed in 1994 to produce the raw materials for manufacturing Ampligen. Ribotech is jointly owned by Bioclones (75.1%) and Hemispherx Biopharma (24.9%).

      Ribotech has already produced raw materials that we have accepted for use in the manufacture of Ampligen. Ribotech presently has the capacity to produce the materials required to treat approximately 2,000 patients per year. Plans for a new production plant are being developed. The planned facility will have the capacity to produce the materials needed to treat up to 50,000 patients.

      In the third quarter of 1998, we informed the Food and Drug Administration of our intention to switch certain patients from the labor intensive freeze-dried dosage form of Ampligen to the more convenient ready-to-infuse liquid formulation for the treatment of patients in clinical trials. We have completed six (6) months of accelerated and long term stability studies on the liquid formulation product. These stability studies on liquid formulated product are required by the Food and Drug Administration. In addition, we submitted a report demonstrating the equivalence of the freeze-dried product to the liquid product. This report was based on extensive testing of the liquid product. We can manufacture the liquid product more efficiently and the process allows for greater production volumes of the product. We will continue to produce the freeze-dried product for further clinical development.

      Ribotech currently produces the majority of the biochemicals used for our drug substances and has initiated a program to produce liquid dose product. Ribotech announced the completion of their first pilot run of liquid product in the third quarter. Product produced by this run is currently undergoing extensive testing. In addition to the liquid product, five lots of Ampligen were produced in the third quarter. We used these five lots to produce nearly 1,000 doses of freeze-dried product and approximately 3,000 doses of liquid product. These doses are to be used in the chronic fatigue syndrome cost recovery clinical treatment programs in the U.S., Canada, Belgium and Austria, as well as in the U.S.

      Pharmacia Biotech, formerly a division of Upjohn Co., has provided us with raw materials for the production of Ampligen, which was tested and released for use. Pharmacia Biotech has been a long time supplier of raw material used in the production of Ampligen. Pharmacia Biotech's production capacity compliments the existing capacity at Ribotech. Pharmacia Biotech has a small equity position in Hemispherx Biopharma.

      We have initiated efforts to identify and locate additional liquid formulation capacity in the U.S. and Europe. We anticipate that additional production capacity will be needed in the future.


Distribution/Marketing


      In February 1998, we entered into an agreement with Kimberly Home Health Care, Inc. which operates its business under the name Olsten Health Services. This agreement appoints Olsten Health Services as a distributor of our products to U.S. patients enrolled in the chronic fatigue syndrome cost recovery program. Olsten Health Services will maintain an Ampligen inventory for use in treating these patients. In addition, Olsten Health Services agreed to provide initially up to $500,000 of support for other clinical program efforts including identification of the potential medical and economic benefits to patients receiving Ampligen. We agreed to compensate Olsten Health Services for certain services in connection with conducting certain aspects of the clinical programs.

      Olsten Health Services has the capability to deliver treatment and services to chronic disease patients including infusion services, home nursing and other medical services through a national network of more than 500 locations. Olsten Health Services will also provide various patient education and clinical support services to assist chronic fatigue patients in dealing more effectively with this disease. We feel that Olsten Health Services' participation completes the product delivery process and uniquely meets the needs of chronic fatigue patients.

      We are presently exploring the possibility of distribution and marketing relationships for the Western European market. Negotiations are under way with a French multinational pharmaceutical firm.

      A wholly owned subsidiary named Hemispherx Biopharma Europe NV/S.A has been formed in Europe. This European subsidiary is presently based in Antwerp and is pursuing chronic fatigue clinical tests, related clinical treatments and new drug marketing approval in Belgium and other European countries. In December 1998, we filed final drug marketing approval documents for the European Union, consisting of 15 countries, for Ampligen's use for treatment of patients with chronic fatigue syndrome.




Recent Developments

Subsidiary Spin-Off


      We have authorized the distribution of at least 80% of the issued and outstanding shares of common stock of Core Biotech Corp., our wholly-owned subsidiary, to our shareholders in a tax-free transaction. Core Biotech was incorporated in the State of Delaware in 1994.

      Core Biotech intends to use genetic technologies to develop therapeutic products for the treatment of viral hepatitis diseases. Genetic compounds represent a new class of pharmaceutical products that are designed to act at the molecular level for the treatment of human disease. We will license or sublicense to Core Biotech the technology for the products that will be used by Core Biotech.

      The planned Spin-Off contemplates one share of Core Biotech common stock for every six shares of our common stock.

      In connection with the planned Spin-Off, we will enter into certain agreements with Core Biotech, including, but not limited to, (i) a separation and distribution agreement, providing for, among other things, the planned Spin-Off and the division between us and Core Biotech of certain assets and liabilities; (ii) a tax allocation agreement, pursuant to which Core Biotech and us will agree to allocate tax liabilities that relate to the planned Spin-Off and to periods prior to the Spin-Off date; (iii) a services agreement, providing for certain allocations of responsibilities with respect to various services to be provided by us to Core Biotech; (iv) an employee benefits agreement; (v) a technology license agreement; and (vi) a reseach and development agreement. These agreements are in the early stages of development and no final determination as to structure has been made. Further, no determination has been made with respect to capitalization, pro forma financial information, management and intercompany transactions. The timetable for the planned Spin-Off is as soon as practicable based on financing and certain market conditions.


Litigation


      On September 14, 1998, VMW, Inc. filed a complaint against us in the United States District Court, Southern District of New York. The complaint alleges that we failed to fulfill our financial obligations to VMW, Inc. with respect to a certain letter agreement pertaining to marketing services rendered. VMW, Inc. claims damages of less than $100,000. We have counter-claimed alleging breach of contract by VMW and have demanded damages of approximately $25,000. This case is currently in the discovery phase. We do not believe that the complaint will have a material effect on our results of operations or our financial position.

      Ell and Co., and the Northern Trust Company, as Trustee of the AT&T Master Pension Trust filed a complaint against us in the Court of Chancery of the State of Delaware in and for New Castle County on September 23, 1998. This complaint alleges that we breached our contractual obligations as set forth in our Certificate of Powers, Designations, Preferences and Rights of the Series E Convertible Stock. The plaintiff seeks to enforce its rights to convert 1,500 shares of Series E Preferred Stock into 750,000 shares of freely traded common stock and to recover damages for its inability to convert the preferred stock when it requested to do so. We do not believe that the complaint will have a material effect on our results of operations or our financial position.

      Although we maintain that the 1,500 shares of Series E Preferred Stock had been properly redeemed and, therefore, the plaintiff was not contractually able to effect a proper conversion into common shares, we agreed, in December 1998, to convert the plaintiff's preferred stock into common stock. Currently, the claim is still in litigation.

      We filed a complaint against Manual P. Asensio, Asensio and Company, Inc. and others in the United States District Court for the Eastern District of Pennsylvania on September 30, 1998. We allege the unlawful manipulation and short selling by defendants of our common stock on the American Stock Exchange on or about September 15, 1998 through the present. We allege, among other things, that the defendants distributed materially false information concerning us to the public, thereby damaging us and our shareholder equity.

      Certain of the defendants have entered motions to dismiss all or part of the case. In the meantime, all discovery is suspended pending the disposition of the dismissal motions.

                                  RISK FACTORS


1. Dependence on Ampligen.

      Our principal development efforts are currently focused on Ampligen, which has not been approved by the U.S. Food and Drug Administration for commercial use in the U.S. We plan on conducting additional trials and testing. No assurance can be given that the drug will ultimately be demonstrated to be safe or efficacious. In addition, while Ampligen has been authorized for use in clinical trials in the United States and other countries, no assurance can be given that additional clinical trials approvals will be authorized in the United States or in other countries, in a time fashion or at all or that such clinical trials will be completed by the Company. Further, no assurance can be given that commercialization of Ampligen in any countries where Ampligen may be approved will prove successful.


2. No Assurance of Regulatory Approval.


      The research, preclinical development, clinical trials, and the manufacturing and marketing of our products are subject to extensive regulation by numerous governmental authorities in the U.S. and other countries, including, but not limited to, the Food and Drug Administration in the U.S., the Health Protection Branch of Canada's Department of Health and Welfare, a federal regulatory agency in Canada, and the European Medical Evaluation Agency in Europe. None of our products have been approved for full commercial sale by these regulatory agencies, or any other foreign regulatory authority, and we do not expect to achieve profitable operations unless Ampligen receives final regulatory approval and is commercialized successfully. In order to obtain final regulatory approval of a new drug, we must demonstrate to the satisfaction of the regulatory agency that the product is safe and effective for its intended uses and that we are capable of manufacturing the product to the applicable regulatory standards. The process of obtaining required regulatory approvals is rigorous and lengthy and has required and will continue to require the expenditure of substantial resources. There can be no assurance we will be able to obtain the necessary regulatory approvals. Unsatisfactory clinical trial results, clinical trials not conducted in accordance with applicable protocol requirements and/or delays in obtaining regulatory approvals would prevent the marketing of products developed by us, and pending the receipt of such approvals, we will not receive product revenues or royalties.




3. Additional Financing Requirements.


      The development of our products has required and will continue to require the commitment of substantial resources. In addition, the spin-off of our wholly-owned subsidiary, Core Biotech Corp, to existing shareholders will require substantial funding. Based on our current operating plan, we anticipate that projected cash flow from operations and currently available financing will be sufficient to meet our capital requirements for approximately 16 months from the date of this prospectus. Our current cash may not be should be sufficient to enable us to complete the necessary clinical trials or regulatory approval process for Ampligen for any indication or, if any such approval were obtained, to begin manufacturing or marketing Ampligen on a commercial basis. If not, we may need to raise substantial additional funds through additional equity or debt financing, collaborative arrangements with corporate partners, off balance sheet financing or from other sources in order to complete the necessary clinical trials and the regulatory approval processes and begin commercializing our products. If adequate funds are not available from operations and other sources, and if we are not able to raise additional financing on acceptable terms, our business could be materially adversely affected.

4. Uncertainty Regarding Patents and Proprietary Rights.

      Our success will depend, in large part, on our ability to obtain patent protection for our products and to obtain and preserve proprietary information and trade secrets. Consequently, our ability to obtain exclusive rights for the commercial sale of Ampligen is subject to our acquiring enforceable patents covering the use of the drug for a particular disease. We have been issued certain patents on the use of Ampligen alone and Ampligen in combination with certain other drugs for the treatment of HIV. We have also been issued a patent on the use of Ampligen in combination with certain other drugs for the treatment of chronic hepatitis B virus, chronic hepatitis C virus, and a patent which affords protection on the use of Ampligen in patients with chronic fatigue syndrome. To date, we have not been issued any patents in the U.S. for the use of Ampligen as a sole treatment for hepatitis B or for any of the cancers which we have sought to target. Our applications for U.S. patents for the use of Ampligen as a sole treatment for chronic hepatitis B and in the treatment of renal cell carcinoma and lung cancer are currently pending, and no assurances can be given that any of such applications will be approved. No assurances can be given that competitors will not seek and obtain patents regarding the use of Ampligen in combination with various other agents (including AZT) for a particular target indication prior us. No assurance can be given that our patent protection will be adequate to prevent the entry into the market of competitors for all of our treatment indications.




5. History of Losses; Future Profitability Uncertain.


      We began operations in 1966 and last reported net profit from 1985 through 1987. Since 1987, we have incurred substantial operating losses and as of September 30, 1998, our accumulated deficit was approximately $59,150,000. We have not yet generated significant revenues from our products and could incur substantial and increased losses in the future. There can be no assurance that we will ever achieve significant revenues from product sales or become profitable. Our ability to achieve profitable operations is dependent, in large part, on successfully developing products, obtaining regulatory approvals on a timely basis, and making the transition from a research and development firm to an organization producing commercial products or entering into joint ventures or other licensing arrangements. No assurance can be given that our product development efforts will be successfully completed, required regulatory approvals will be obtained, any products will be manufactured and marketed successfully, or profitability will be achieved.




6. Lack of Manufacturing Experience and Capacity.


      Ampligen is currently produced only for use in clinical trials. To be successful, our products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. We have entered into an agreement with Bioclones, a biopharmaceutical company which is associated with South African Breweries, Ltd. The agreement with Bioclones provides for the construction of a new commercial manufacturing facility by Ribotech, Ltd., a company of which we own 24.9%. No assurance can be given as to the timing of such construction, and therefore we may continue to be dependent on third parties for a portion of the manufacturing and production process. A pilot facility in South Africa is being expanded to provide an increased supply of Ampligen raw material. The construction of the commercial facility is dependent upon the regulatory status of Ampligen (or other products covered by our patents) in various global markets, and no assurance can be given with respect to when, and if, construction will be initiated or completed. We intend to utilize third-party facilities if and when the need arises or, if we are unable to do so, to build or acquire commercial-scale manufacturing facilities. We need to comply with the regulatory requirements of the United States, Canada and Europe for such facilities. There can be no assurance that such facilities can be used, built, or acquired on commercially acceptable terms, that such facilities, if used, built, or acquired, will be adequate for our long-term needs. Moreover, there is no assurance that successful manufacture of a drug on a limited scale basis for investigational use will lead to a successful transition to commercial, large-scale production. Small changes in methods of manufacture may affect the chemical structure of Ampligen and similar types of drugs, as well as their safety and efficacy. Changes in methods of manufacture, including commercial scale-up, can, among other things, require new clinical studies and affect the market exclusivity rights, if any, under the orphan drug tax credit. We have obtained the designation of Ampligen as an orphan drug which meets the requirements of "rare disease condition" under the federal income tax regulations.


7. Lack of Marketing Experience and Capacity.


      We have limited marketing or sales capability. If we are unable to enter into marketing agreements or third party distribution agreements for our products, significant additional resources would be required to develop a sales and distribution organization. Our agreement with Olsten Health Services offers the potential to provide significant marketing and distribution capacity in the United States. Pursuant to the Bioclones Agreement, Bioclones, Ltd. will be responsible for fielding an adequate sales force in South America, Africa, United Kingdom, Australia and New Zealand. Nevertheless, there can be no assurance that we will be able to establish such arrangements, under the Bioclones Agreement or otherwise, on terms acceptable to us, or that the cost of establishing such arrangements will not exceed any product revenues, or that such arrangements will be successful. To the extent that we enter into co-marketing or other licensing arrangements, any revenues received by us will be dependent on the efforts of third parties, and there can be no assurance that such efforts will be successful.


8. Rapid Technological Change and Substantial Competition.


      The pharmaceutical industry, and the genetic drug industry in particular, is subject to rapid and substantial technological change. Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Most of these entities have significantly greater research and development capabilities, as well as substantial marketing, financial and managerial resources, and represent significant competition. There can be no assurance that developments by others will not render our products or technologies obsolete or noncompetitive or that we will be able to keep pace with technological developments. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing similar therapeutic effects to products being developed by us. These competing products may be more effective and less costly than our products. In addition, conventional drug therapy, surgery and other more familiar treatments will offer competition to our products. Furthermore, many of our competitors have significantly greater experience than us in pre-clinical testing and human clinical trials of pharmaceutical products and in obtaining regulatory approvals of products. Accordingly, our competitors may succeed in obtaining product approvals more rapidly than we can. If any of our products receive regulatory approvals for any indication and we commence commercial sales, we will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which we have limited experience. Our competitors may possess or obtain patent protection or other intellectual property rights that prevent, limit or otherwise adversely affect our ability to develop or exploit our products.


9. Dependence upon Qualified and Key Personnel.


      Because of the specialized nature of our business, our success depends, among other things, on our ability to attract and retain qualified management and scientific personnel. Competition for such personnel is intense. There can be no assurance that we will be able to continue to attract or retain such persons. We currently depend upon the services of Dr. William A. Carter, President, Chief Executive Officer and Chairman of the Board, Robert E.

Peterson, Chief Financial Officer and Dr. Carol A. Smith, Director of Manufacturing and Process Development. Certain key individuals upon whom we currently depend, including but not limited to our Medical Director, Dr. David Strayer, are not our employees. In addition, we have not entered into an written employment agreement with Dr. Smith. The continued availability of the services of these individuals is subject to the policies of the institution which employs them; any change in such policies may have an adverse effect upon the continued retention of their services. While we have an employment agreement with Dr. William A. Carter, and have secured key man life insurance in the amount of $2 million on the life of Dr. Carter, the loss of Dr. Carter or other key personnel or of the services of such employees of collaborators or the failure to recruit additional personnel as needed could have a materially adverse effect on our ability to achieve our objectives.


10. Product Liability Exposure.


      We face an inherent business risk of exposure to product liability claims in the event that the use of Ampligen results in adverse effects. Such liability might result from claims made directly by patients, hospitals, clinics or other consumers, or by pharmaceutical companies or others manufacturing such products on our behalf. While we will continue to attempt to take appropriate precautions, there can be no assurance that we will avoid significant product liability exposure. We currently maintain worldwide product liability insurance coverage.


11. Shares Eligible for Future Sale; Registration Rights.


      A substantial amount of our outstanding common stock is subject to Rule
144. The sale, or availability for sale, of substantial amounts of our securities in the public market subsequent to this prospectus, including the securities issued pursuant to Rule 144, Rule 701 or otherwise, could affect the market price of the common stock and could impair our ability to raise additional capital through the sale of our equity securities or debt financing. Under Rule 144, shares of common stock may only be sold in accordance with the terms and conditions of Rule 144. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person who has owned shares of common stock for at least one year is entitled to sell, within any three month period, the greater of (i) the number of shares equal to 1% of the total number of outstanding shares of the common stock; (ii) the average weekly trading volume during the four calendar weeks preceding the sale. A person who presently is not and who has not been affiliated with us for at least three months immediately preceding the sale and who has owned the shares of common stock for at least two years is entitled to sell such shares under Rule 144(k), without regard to any of the volume limitations described above. In addition, we have issued warrants to purchase 2,750,000 shares of common stock in reliance upon the provisions of Rule 701 of the Securities Act. The availability of Rule 144 and Rule 701 to the holders of common stock would be conditioned on, among other factors, the availability of certain public information relating to us.


12. Conflicts of Interest.

      All of the members of our Scientific Advisory Board are employed by other entities and may have commitments to or consulting or advisory contracts with other entities (which may include our competitors) that may limit their availability. While each member of our Scientific Advisory Board executes a non-disclosure and non-competition agreement with respect to proprietary data that he or she receives from us, there can be no assurance that these agreements will absolutely protect us from the results of such data being revealed, accidentally or otherwise, by a member of our Scientific Advisory Board.

13. The Year 2000.


State of Readiness

      We are dependent upon computers to operate our business and therefore are exposed to Year 2000 ("Y2K") problems. In the spring of 1998, we initiated a Y2K compliance program with the following objectives: (i) updating and/or replacing aging hardware; (ii) establishing a new platform for data bases; and (iii) assuring company-wide Y2K compliance.

      With the assistance of outside consultants, we have identified that the computer systems used for clinical and manufacturing purposes are not Y2K compliant. In order to make these systems compliant, we elected to replace the computer systems. The new computers have been ordered and we expect to receive them by mid-February 1999. Upgraded software for the clinical computers is to be installed and tested by the end of February 1999. The computers systems for manufacturing is to be developed and installed by April 30, 1999. We expect to have all computers and systems Y2K compliant by May 15, 1999.

Cost

      The total costs for achieving Y2K compliance are estimated to be between $150,000 and $200,000. Most of the cost is due to the acquisition of Y2K compliant software.

Risks

      The failure to correct a material Y2K problem could result in an interruption in, or failure of, certain normal business activities or operations. Such failures could materially and adversely affect our results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Y2K problem, resulting in part from the uncertainty of the Y2K readiness of third-party suppliers and customers, we are unable to determine at this time whether the consequences of Y2K failures will have a material impact on our results of operations, liquidity and financial condition. Our Y2K program is expected to significantly reduce our level of uncertainty about the Y2K problem and, in particular, about the Y2K compliance and readiness of our material external agents. We believe that, with the implementation of new business systems and completion of our Y2K program as scheduled, the possibility of significant interruptions or normal operations should be reduced.

      In a worst case scenario, we would experience delays in accessing data on patients enrolled in clinical trials. Such delays could slow down regulatory compliance and commercial approval of Ampligen by the Food and Drug Administration. Our management of Ampligen production and inventories would be slow and time consuming, which could delay shipments of Ampligen for clinical trials.

Contingency Plan

      Our contingency plans are not complete at this time. We are confident that our new computers and software will be online by May 15, 1999. Some thought is being given to outsourcing the computer tasks as a contingency plan. We are looking into suppliers that could provide this service. This approach, if necessary, would be expensive.

15. Risks Associated with Forward Looking Statements.


      This prospectus contains "forward-looking statements" which can be identified by the use of words such as "intend," "anticipate," "believe," "estimate," "project," or "expect" or similar statements. The statements in "Risk Factors" are cautionary statements. They identify important factors, with respect to forward-looking statements, that could cause actual results to differ materially from those forecasted in such statements. All forward-looking statements in this prospectus are expressly qualified in their entirety by the cautionary statements in this paragraph.

                              Available Information


      Hemispherx Biopharma is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the Commission at 1-800-SEC-0330. Such reports and other information may also be inspected without charge at a website maintained by the Commission. The address of the website is http://www.sec.gov.

      This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part and which Hemispherx Biopharma has filed with the Securities and Exchange Commission. For further information with respect to Hemispherx Biopharma and the common stock offered hereby, reference is made to the registration statement, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to Hemispherx Biopharma may be provided in the future by means of appendices or supplements to the prospectus.

      Hemispherx Biopharma hereby undertakes to provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Philadelphia, Pennsylvania 19103 (215) 988-0080.


                 Incorporation of Certain Documents by Reference


      We hereby refer to the following documents previously filed by Hemispherx Biopharma with the Securities and Exchange Commission, and incorporate these documents in this Prospectus:

      (a) Annual Report on Form 10-K for its fiscal year ended December 31, 1997 (File No. 1-13442);

      (b) Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998 (File Nos. 1-13441);


      (c) Registration Statement on Form S-3, File No. 333-45677, which was declared effective by the Commission on February 18, 1998;


      (d) The portions of Hemipherx Biopharma's Proxy Statement for the Annual Meeting of Stockholders held on July 15, 1998 (File No. 1-13441) that have been incorporated by reference in Hemispherx Biopharma's Annual Report on Form 10-K;


      (e) The description of common stock contained in the Registration Statement on Form S-1, File No. 33-93314, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this prospectus and prior to the termination of the offering described herein; and

      (e) All other reports filed by Hemispherx Biopharma pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering described herein, which documents shall be deemed a part hereof from the date of filing thereof.

      Any statement contained in a document referenced herein shall be deemed to be modified or superseded for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                 Use of Proceeds


      Hemispherx Biopharma will not receive proceeds from any resale of Value Management and Research's common stock. The proceeds to be received by Hemispherx Biopharma from the exercise of the warrants (assuming all of the warrants are exercised), will be $1,600,000. Hemispherx Biopharma intends to use such proceeds for general corporate purposes. Pending use of the proceeds, they will be invested in short term, interest bearing securities or money market funds.

                       Resales By Selling Securityholders


      This prospectus relates to the proposed resale by Value Management and Research of 1,000,000 shares of common stock. The following table sets forth as of January 31, 1999 certain information with respect to Value Management and Research. Value Management and Research has no material relationship with or has held any position or office with Hemispherx Biopharma the past three years. Hemispherx Biopharma will not receive any of the proceeds from the sale of the common stock.


                             Securities                           Securities
                             Owned Prior       Securities           Owned
                             to Offering(1)    Offered Herein   After Offering
                             --------------    --------------   --------------
Name of Selling           Common
Securityholder            Stock     Warrants    Common Stock     Amount     %
--------------            -----     --------    ------------     ------     -
Value Management and      750,000   250,000     1,000,000(2)     0          0
 Research AG


(1) For purposes of this table, Value Management and Research is deemed to own shares of common stock if it has the right to acquire the common stock within 60 days of January 31, 1999. For purposes of computing the percentage of outstanding shares of common stock held by it, any security which it has the right to acquire within such date is deemed to be outstanding. Hemispherx Biophparma believes, based on information supplied by Value Management and Research, that they have sole voting and investment power with respect to the shares of common stock.


(2) Includes (i) 200,000 shares of common stock underlying warrants exercisable during the five year period commencing April 30, 1998, at exercise prices ranging from $4.00 to $10.00 per share; and (ii) 50,000 shares of common stock underlying warrants exercisable during the five year period commencing July 10, 1998 at an exercise price of $4.00.

                              Plan of Distribution

      The selling securityholder may offer and sell the shares of common stock from time to time in the discretion of the selling securityholder on the American Stock Exchange, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or at negotiated prices. The distribution of the shares of common stock may be effected from time to time in one or more transactions including, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face or other direct transactions between the selling securityholder and purchasers without a broker-dealer or other intermediary. In effecting sales, broker-dealers or agents engaged by the selling securityholder may arrange for other broker-dealers or agents to participate. From time to time, the selling securityholder may pledge, hypothecate or grant a security interest in some or all of the common stock owned by it, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling securityholders hereunder. In addition, the selling securityholder may from time to time sell short the common stock, and in such instances, this prospectus may be delivered in connection with such short sale and the common stock offered hereby may be used to cover such short sale.

      Sales of the common stock may also be made pursuant to Rule 144 under the Securities Act of 1933, as amended, where applicable. The selling securityholder's shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. Hemispherx Biopharma will not receive proceeds from the sale of the selling securityholder's common stock.

      To the extent required under the Securities Act, the aggregate amount of selling securityholder's common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling securityholder and/or purchasers of selling securityholder's shares, for whom they may act. In addition, the selling securityholder's may be deemed to be underwriters under the Securities Act and any profits on the sale of selling securityholder's shares by them may be deemed to be discounts or commissions under the Securities Act. Selling securityholders may have other business relationships with Hemispherx Biopharma in the ordinary course of business.

      From time to time the selling securityholder may transfer, pledge, donate or assign its common stock to lenders, family members and others and each of such persons will be deemed to be a "Selling Securityholder" for purposes of this prospectus. The plan of distribution for Selling Securityholder's shares of common stock sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling securityholders hereunder.

      Including, and without limiting the foregoing, in connection with distributions of the common stock, the selling securityholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the cosmmon stock in the course of hedging the positions it assumes. The selling securityholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. The selling securityholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

      Under applicable rule and regulations under the Exchange Act, any person engaged in the distribution of the common stock may not bid for or purchase shares of common stock during a period which commences one business day (5 business days, if Hemispherx Biopharma's public float is less than $25 million or its average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, the selling securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchases and sales of shares of the common stock by the selling securityholder.

      Hemispherx Biopharma is bearing all costs relating to the registration of the shares of common stock (other than fees and expenses, if any, of counsel or other advisors to the selling securityholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares of common stock will be borne by the selling securityholder.

                          Transfer Agent and Registrar

      The Transfer Agent and Registrar for the common stock and warrants of Hemispherx Biopharma is Continental Stock Transfer and Trust Co., 2 Broadway, New York, New York 10004.

                                  Legal Matters

      The legality of the shares offered hereby has been passed upon for Hemispherx Biopharma by Silverman, Collura, Chernis & Balzano, P.C., 381 Park Avenue South, Suite 1601, New York, New York 10016.

                                     Experts


      The consolidated financial statements of Hemispherx Biopharma and subsidiaries as of December 31, 1996 and 1997, and for each of the years in the three year period ended December 31, 1997, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


              Disclosure of Commission Position on Indemnification
                         for Securities Act Liabilities


      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Hemispherx Biopharma, Hemispherx Biopharma has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Hemispherx Biopharma of expense incurred or paid by a director, officer, or controlling person of Hemispherx Biopharma in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of Hemispherx Biopharma in connection with the securities being registered, Hemispherx Biopharma will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

================================================================================

================================================================================

      No dealer, salesman or any other person is authorized to give any information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information or representations. This Prospectus is an offer to sell the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Prospectus is current only as of this date

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary ........................................................    2
Risk Factors ..............................................................    8
Available Information .....................................................   15
Incorporation by Reference ................................................   15
Use of Proceeds ...........................................................   16
Resales by Selling Securityholders ........................................   17
Plan of Distribution ......................................................   17
Transfer Agent ............................................................   19
Legal Matters .............................................................   19
Experts ...................................................................   20
Disclosure of Commission Position .........................................   20

================================================================================

================================================================================

                                1,000,000 SHARES
                                 OF COMMON STOCK

                           HEMISPHERX BIOPHARMA, INC.

                              --------------------

                                   PROSPECTUS

                              --------------------

                               ____________, 1999

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     SEC Registration Fee                                          $2,159.09
     Printing                                                      $ 2,500*
     Legal Fees and Expenses                                       $10,000*
     Accounting Fees and Expenses                                  $ 2,500*
     Miscellaneous Expenses (including travel
     and promotional expenses)                                     $ 1,000*
              TOTAL                                                $18,159*

     *Estimated

      The Selling Securityholders will not pay any portion of the foregoing expenses of issuance and distribution.

Item 15. Indemnification of Directors and Officers.

      The Restated Certificate of Incorporation of the Company provides as follows:

            No person who is or was a director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, unless, and only to the extent that, such director is liable (i) for any breach of the director's duty of loyalty to the Corporation or its stockholder, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction form which the director derived an improper personal benefit.

      Section 145 of the Delaware General Corporation Law gives Delaware corporations the power to indemnify each of the Company's present and former officers and directors under certain circumstances, if such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation. The Company's Restated Certificate of Incorporation generally requires the Company to indemnify directors and officers to the fullest extent permissible under Delaware law.

      The Company has entered into indemnification agreements with its current directors and certain of its executive officers. These agreements have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from such individuals.

Item 16. Exhibits and Financial Statement Schedule

      (a) The following exhibits are filed herewith:

       Exhibit No.                        Description
       -----------                        -----------
        (1)1.1           Form of Underwriting Agreement

        (1)1.2           Form of Selected Dealer Agreement

        (1)1.3           Form of Agreement Among Underwriters

        (1)3.1 Amended and Restated Certificate of Incorporation of Registrant, as amended, along with Certificates of Designations, Rights and Preferences of Series A1, A2, B and C Preferred Stock, as amended

        (1)3.2           By-laws of Registrant, as amended

        (2)3.3           Certificate of Designations of Series D Preferred Stock

        (2)3.4           Certificate    of   Correction   to    Certificate   of
                         Designations of Series D Preferred Stock

        (3)3.5           Certificate of Designations of Series E Preferred Stock

        (1)4.1           Specimen certificate  representing  Registrant's Common
                         Stock

        (1)4.2           Form of Class A Redeemable Warrant Certificate

        (1)4.3           Form of Underwriter's Unit Option Purchase Agreement

        (1)4.4 Form of Class A Redeemable Warrant Agreement with Continental Stock Transfer and Trust Company

        5.1 Opinion of Silverman, Collura & Chernis, P.C. with respect to legality of the securities of the Registrant being registered

        (1)10.1          Registration Rights Agreement, dated as of May 9, 1989

        (1)10.2          Subordination Agreement, dated as of September 18, 1992

        (1)10.3 Series A1 and Series A2 Preferred Stock Purchase Agreement, dated as of January 22, 1991

        (1)10.4 Sixth Amendment Agreement, dates as of March 31, 1994, amending the Series A1 and Series A2 Preferred Stock Purchase Agreement

        (1)10.5 Seventh Amendment Agreement, dated as of January 1, 1995, amending the Series A1 and Series A2 Preferred Stock Purchase Agreement

        (1)10.6          Form  of   Series  C   Preferred   Stock   Subscription
                         Agreement, dated as of June 22, 1993

        (1)10.7 Form of Series C Debt Subscription Agreement, dates as of June 30, 1993

        (1)10.8 Form of Note issued with respect to Series C Debt Subscription Agreement, dated as of June 30, 1993

        (1)10.9 Form of Warrant issued with respect to Series C Debt Subscription Agreement, dated as of June 30, 1993

        (1)10.10         Cohn  Restructuring  Agreement,  dated as of March  31,
                         1994

        (1)10.11         Form  of   Warrant   issued   with   respect   to  Cohn
                         Restructuring Agreement, dated as of March 31, 1994

        (1)10.12         Note   issued  with   respect  to  Cohn   Restructuring
                         Agreement, dated as of March 31, 1994

        (1)10.13 Letter Agreement, dated April 14, 1994 between the Registrant and Maryann Charlap and Promissory Notes

        (1)10.14 Letter Agreement, dated July 13, 1994 between Bridge Ventures, Inc. and the Registrant

        (1)10.15 Letter Agreement dated September 20, 1994 between Maryann Charlap and Lloyd DeVos

        (1)10.16 Letter Agreement, dated November 1, 1994 among the Registrant, Bridge Ventures, Inc. and Myron Cherry

        (1)10.17         Form of Bridge Loan Agreement and Promissory Note

        (1)10.18         [Intentionally left blank]

        (1)10.19 Form of Registration Rights Agreement issued pursuant to 1994 Common Stock Financing Subscription Agreement

        (1)10.20 Form of Proxy issued pursuant to 1994 Common Stock Financing Subscription Agreement

        (1)10.21 Standby Financing Agreement, dated June 2, 1995, as amended September 20, 1995

        (1)10.22         Tisch/Tsai  Entities  Stock  Pledge  Agreement,   dated
                         February 28, 1995

        (1)10.23         Tisch/Tsai   Entities   Settlement   Agreement,   dated
                         February 28, 1995

        (1)10.24         Form of Promissory Note with Tisch/Tsai Entities

        (1)10.25         Form of Warrant with Tisch/Tsai Entities

        (1)10.26 Letter Agreement, dated May 4, 12995 between the Registrant and Gerald Brauser

        (1)10.27         Brauser Note, dated May 2, 1995

        (1)10.28         1990 Stock Option Plan

        (1)10.29         1992 Stock Option Plan

        (1)10.30         1993 Employee Stock Purchase Plan

        (1)10.31         Form  of  Confidentiality,  Invention  and  Non-Compete
                         Agreement

        (1)10.32         Form of Clinical Research Agreement

        (1)10.33         Form of Collaboration Agreement

        (1)10.34 Employment Agreement by and between the Registrant and John R. Rapoza, dated May 18, 1992

        (1)10.35 Employment Agreement by and between the Registrant and James R. Owen, dated September 21, 1992

        (1)10.36         Amended  and  Restated  Employment   Agreement  by  and
                         between the Registrant and Dr. William A. Cater, dated as of July 1, 1993

        (1)10.37 Employment Agreement by and between Registrant and Harris Freedman, dated August 1, 1994

        (1)10.38 Employment Agreement by and between the Registrant and Sharon Will, dated August 1 1994

        (1)10.39 License Agreement by and between the Registrant and the Johns Hopkins University, dated December 31, 1980

        (1)10.40 Technology Transfer, Patent License and Supply Agreement by and between the Registrant, Pharmacia LKB Biotechnology Inc., Pharmacio P-L Biochemicals Inc. and E.I. du Pont de Nemours and Company, dated November 24, 1987

        (1)10.41         Pharmaceutical  Use  Agreement,   by  and  between  the
                         Registrant and Temple University, dated August 3, 1988

        (1)10.42 Assignment and Research Support Agreement by and between the Registrant, Hahnemann University and Dr. David Strayer, Dr. Isadore Brodsky and Dr. David Gillespie, dated June 30, 1989

        (1)10.43 Lease Agreement between the Registrant and Red Gate III Limited Partnership, dated November 1, 1989, relating to the Registrant's Rockville, Maryland facility

        (1)10.44 Fee Agreement between the Registrant and Choate, Hall & Stewart, dated January 27, 1993

        (1)10.45 Settlement and Release Agreement between the Registrant and Lloyd DeVos, dated August 18, 1994

        (1)10.46         Agreement   between  the   Registrant   and   Bioclones
                         (Proprietary) Limited

        (1)10.47         Licensing Agreement with Core BioTech Corp.

        (1)10.48         Licensing Agreement with BioPro Corp.

        (1)10.49         Licensing Agreement with BioAegean Corp.

        (1)10.50 Letter Agreement, dated may 12, 1992, between the Registrant and Dr. Werner E.G. Muller

        (1)10.51 Amendment, dated August 3, 1995, to Agreement between the Registrant and Bioclones (Proprietary) Limited (contained in Exhibit 10.46)

        (1)10.52 Agreement, dated July 16, 1995, between the Registrant, Vernacular Communications, Inc. Gerald Souham, Mitchell
                         L. Reisman, Craig S. O'Keefe and Robert C. Conaboy

        (1)10.53 Agreement, dated June 27, 1995, between the Registrant and The Sage Group

        (1)10.54         Form of Indemnification Agreement

        (1)10.55         Agreement,   dated  September  13,  1995,  between  the
                         Registrant and River Pharma Inc.

        (2)10.56 Series D Preferred Stock Subscription Agreement, dated June 28, 1996

        (2)10.57 Series D Preferred Stock Registration Rights Agreement, dated June 28, 1996

        (2)10.58         GFL  Advantage   Fund  Limited  Common  Stock  Purchase
                         Warrant, dated June 28, 1996

        (3)10.59         Series E Preferred Stock Registration Rights Agreement

        10.60 Value Management & Research, AG Subscription Agreement dated July 20, 1998

        (1)11            Calculation of Earnings Per Share

        (1)14.1          Material Foreign Patents

        (1)21            Subsidiaries of the Registrant

        23.1             Consent of Silverman,  Collura, Chernis & Balzano, P.C.
                         (included in Exhibit 5.1)

        23.2             Consent of KMPG Peat Marwick LLP

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 33-93314) declared effective by the Securities and Exchange Commission on November 2, 1995.

(2) Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-8941) declared effective by the Securities and Exchange Commission on September 16, 1996.

(3) Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-24983) declared effective by the Securities and Exchange Commission on April 18, 1997.

      b. Financial Statement Schedules.

      All schedules are omitted from this Registration Statement because they are not required or the required information is included in the Consolidated Financial Statement or the Notes thereto.

Item 17. Undertakings.

      (a) Rule 415 Offerings.

      The undersigned issuer hereby undertakes that it will:

            (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                  (iii) Includes any additional or changed material information on the plan of distribution.

provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) Request for acceleration of effective date.

            (1) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such court.

            (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Amendment No. 1 to Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Philadelphia, State of Pennsylvania, on February 2, 1999.

                                      HEMISPHERX BIOPHARMA, INC.

                                      By: /s/ William A. Carter
                                          ------------------------------------
                                          William A. Carter, President and CEO

      In  accordance   with  the   requirements  of  the  Securities  Act,  this
Registration statement was signed by the following persons in the capacities and on the dates stated.

       Signature                     Title                           Date
       ---------                     -----                           ----

/s/ William A. Carter
------------------------   Principal Executive Officer         February 1, 1999
William A. Carter, M.D.    and Chairman of the Board
                           and as Power of Attorney
                           for Members of the Board


/s/ Robert E. Peterson
------------------------   Principal Financial Officer and     February 1, 1999
Robert E. Peterson         Principal Accounting Officer


/s/ Richard C. Piani
------------------------   Director                            February 1, 1999
Richard C. Piani

/s/ Ransom W. Etheridge
------------------------   Director                            February 1, 1999
Ransom W. Etheridge


/s/ William Mitchell
------------------------   Director                            February 1, 1999
William Mitchell